UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BlackRock Muni New York Intermediate Duration Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BlackRock Muni New York Intermediate Duration Fund

The voting requirement for approval of Proposal 2 included on page 20 of the proxy statement (the “Proxy Statement”) for the BlackRock Muni New York Intermediate Duration Fund, Inc. (the “Fund”) 2019 annual meeting of shareholders has been corrected to state:

“The affirmative vote of a majority of the votes cast in person or by proxy at a meeting at which a quorum is present is necessary to approve Proposal 2. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on Proposal 2.”

If you have already sent back a proxy card, you can still change your vote—by promptly completing, signing, dating and returning the enclosed WHITE proxy card, which will replace the proxy card you previously completed. Only your latest dated proxy card will count at the meeting.

The Board of the Fund unanimously recommends that you vote “FOR” the Board-approved nominees and “AGAINST” the proposal submitted by Saba by voting the enclosed WHITE proxy card and returning it to us or by using the other voting options discussed in the Proxy Statement.

Your vote is very important. Thank you for your attention to this matter.

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